As filed with the Securities and Exchange Commission on November 20, 2006
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              BOWATER INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                     62-0721803
-------------------------              ----------------------------------------
(State of Incorporation)                 (IRS Employer Identification No.)

                      55 East Camperdown Way, P.O. Box 1028
                        Greenville, South Carolina 29602
                                 (864) 271-7733
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                              Bowater Incorporated
                      Supplemental Retirement Savings Plan
                         Effective as of January 1, 2005
                            (Full title of the plan)

                                Ronald T. Lindsay
             Executive Vice President, General Counsel and Secretary
                              Bowater Incorporated
                      55 East Camperdown Way, P.O. Box 1028
                        Greenville, South Carolina 29602
                                 (864) 271-7733
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

============================ ==================== ======================= ======================= ====================
  Title Of Each Class Of        Amount To Be         Proposed Maximum        Proposed Maximum          Amount of
Securities To Be Registered      Registered         Offering Price Per      Aggregate Offering     Registration Fee
                                                           Unit                  Price(2)
---------------------------- -------------------- ----------------------- ----------------------- --------------------
---------------------------- -------------------- ----------------------- ----------------------- --------------------
Participation Interests in
   Deferred Compensation         $10,000,000               N/A                 $10,000,000              $1,070
          Plan(1)
============================ ==================== ======================= ======================= ====================

     1. The participation interests represent the election to defer compensation under the Bowater Incorporated Supplemental Retirement Savings Plan (the "Plan") for payment by Bowater Incorporated (and each other entity affiliated with the Registrant that is a participating employer under the Plan (the "Affiliated Entity")) in the future, which obligations to pay are unsecured general obligations of Bowater Incorporated (or its Affiliated Entity) and shall be fulfilled in accordance with the terms of the Plan.

     2. Estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, as amended, and the "Note" to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Bowater Incorporated, a Delaware corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 13, 2006;

     (b) The Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006; for the quarter ended June 30, 2006, filed with the Commission on August 4, 2006 and for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006; and

     (c) The Registrant's Current Reports on Form 8-K filed with the Commission on January 26, 2006; January 30, 2006; April 10, 2006; April 27, 2006;
          May 10, 2006; May 15, 2006; May 31, 2006;  July 27, 2006;  October 26,
          2006; and November 15, 2006; and amendments thereto on Form 8-K/A, filed on March 2, 2006.

     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that are filed subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of each such document (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The securities to be offered under this Registration Statement are participation interests that constitute investment contracts. Under the Bowater Incorporated Supplemental Retirement Savings Plan (the "Plan"), beginning January 1, 2007, certain eligible employees who are among a select group of management and highly compensated employees of the Registrant, and each Affiliated Entity, may elect to defer up to 50% of their base salary for payment in the future. Payment, in accordance with the Plan, represents an unsecured general obligation of the Registrant (or the Affiliated Entity, if the Affiliated Entity is the participant's employer) to pay to the participants the value of their deferred compensation, adjusted to reflect the performance of the participants' selected measurement investment funds (the "Obligations"). There is no trading market for the Obligations.

     The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Registrant (or the Affiliated Entity, as applicable) from time to time outstanding and are, therefore, subject to the risks of the Registrant's (or the Affiliated Entity's, as applicable) insolvency. Participants in the Plan will have no rights to any assets held in any trust or fund of the Registrant (or the Affiliated Entity, as applicable) except as general creditors in the event of the Registrant's (or the Affiliated Entity's, as applicable) insolvency or bankruptcy.

     The compensation deferred under the Plan are credited to a bookkeeping account established in the name of each participant. A participant's bookkeeping account may also be credited with non-elective excess contributions that could not be made under the Registrant's tax-qualified defined contribution plan as well as other non-elective employer contributions, more fully described in the attached Plan document. The ultimate value of each participant's account will be based on the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) but not necessarily for actual investment.

     Obligations are generally payable under the Plan upon the earliest of participant's termination of employment, disability or death. Payment will be made in a lump sum.

     The Obligations cannot be assigned, alienated, pledged or encumbered by a participant or beneficiary. The Human Resources and Compensation Committee of the Board of Directors of the Registrant may amend or discontinue the Plan at any time. No amendment will materially adversely affect the rights of participants with respect to amounts credited at the time the amendment is effective.

     The foregoing is a brief description of the Plan. The official provisions of the Plan are contained in the Plan document, which is attached as Exhibit 4.3 and is controlling in the event of a discrepancy.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities being registered hereby has been passed upon for the Registrant by Ronald T. Lindsay, Executive Vice President, General Counsel and Secretary of the Registrant. Mr. Lindsay is an officer of the Registrant and holds options to purchase shares of stock of the Registrant and stock units that have certain restrictions on their sale and transfer. Mr. Lindsay is currently eligible to receive certain non-elective excess contributions under the Plan.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides for indemnification of directors and officers against any legal liability (other than liability arising from derivative suits) if the officer or director acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the officer or director must also have had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify an officer or director in a derivative suit if the officer or director acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the corporation unless the officer or director is found liable to the corporation. However, if the Court of Chancery or the court in which such action or suit was brought determines that the officer or director is fairly and reasonably entitled to indemnity, then the Court of Chancery or such other court may permit indemnity for such officer or director to the extent it deems proper.

     The Registrant's Bylaws provide generally that the Registrant shall indemnify its present and past directors and officers to the fullest extent permitted by the laws of Delaware as they may exist from time to time. Directors and officers of the Registrant and its subsidiaries are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal. The Registrant's Bylaws also provide that indemnification thereunder is not exclusive, and the Registrant may agree to indemnify any person as provided therein. The Registrant is a party to indemnification agreements with its directors and officers. The agreements provide that the Registrant will indemnify such directors and officers to the fullest extent permitted by applicable law, and require the Registrant to maintain directors' and officers' liability insurance at the level in effect when the relevant indemnification agreement was executed and to advance expenses upon the request of an officer or director.

     The Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be held personally liable to the Registrant or its stockholders for monetary damages arising from certain breaches of their fiduciary duties. The provision does not insulate directors from personal liability for (i) breaches of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not taken in good faith or that involve intentional misconduct or knowing violation of law, (iii) transactions in which the director derives any improper personal benefit or (iv) unlawfully voting to pay dividends or to repurchase to redeem stock.

     The Registrant maintains insurance policies providing for indemnification of directors and officers and for reimbursement to the Registrant for monies which it may pay as indemnity to any director or officer, subject to the conditions and exclusions of the policies and specified deductible provisions.

     The Plan provides that the Registrant will indemnify and defend the Plan Administrator and members of the Human Resources and Compensation Committee against all liabilities, damages, costs and expenses (including reasonable attorneys' fees and amounts paid in settlement of any claims approved by the Registrant (or the Affiliated Entity, as applicable) in writing in advance) occasioned by any act or omission to act in connection with the Plan, if the act or omission is in good faith.

     Reference is made to Item 9 for the Registrant's undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits which is incorporated herein by reference.

Item 9. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any  material  information  with  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on November 20, 2006.

                               BOWATER INCORPORATED
                                   (Registrant)

                               By: /s/ David J. Paterson
                                    -------------------------
                                    David J. Paterson
                                    President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                         Title                                    Date
/s/ David J. Paterson                   President and Chief Executive Officer (principal           November 20, 2006
---------------------                   executive officer)
David J. Paterson

/s/ William G. Harvey                   Executive Vice President and Chief Financial Officer       November 20, 2006
---------------------                   (principal financial officer)
William G. Harvey

/s/ Joseph B. Johnson                   Vice President and Controller (principal accounting        November 20, 2006
---------------------                    officer)
Joseph B. Johnson

          *                             Director                                                   November 20, 2006
--------------------
Richard B. Evans

          *                             Director                                                   November 20, 2006
--------------------
Gordon D. Giffin

          *                             Director                                                   November 20, 2006
--------------------
Ruth R. Harkin

          *                             Director                                                   November 20, 2006
--------------------
L. Jacques Menard

     Signature                                          Title                                                   Date

          *                             Director                                                   November 20, 2006
--------------------
Arnold M. Nemirow

          *                             Director                                                   November 20, 2006
--------------------
John A. Rolls

          *                             Director                                                   November 20, 2006
--------------------
Arthur R. Sawchuk

          *                             Director                                                   November 20, 2006
--------------------
Bruce W. Van Saun

          *                             Director                                                   November 20, 2006
--------------------
Togo D. West, Jr.

     *Ronald T. Lindsay, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons that are filed herewith as Exhibit 24.

                          By:   /s/ Ronald T. Lindsay
                                ---------------------------
                                Ronald T. Lindsay
                                Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit
Number                     Description of Document

4.1 Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement No. 333-018168).

4.2 Bylaws of the Registrant amended as of July 27, 2005 (incorporated by reference to the Form 8-K dated July 27, 2005).

4.3*              Bowater Incorporated Supplemental Retirement Savings Plan.

5.1*              Opinion of Counsel.

23.1*             Consent of Counsel (included in opinion filed in Exhibit 5).

23.2*             Consent of KPMG LLP.

24*               Powers of Attorney.

* Filed herewith